UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 3, 2015
Date of earliest event reported: November 30, 2015

HYDROCARB ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53313	30-0420930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 375, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(713) 970-1590
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Shadow Tree Credit Agreement Amendments

Effective November 30, 2015, Hydrocarb Energy Corporation (“we”, “us” and the “Company”) entered into (i) a First Amendment to Amended and Restated Credit Agreement, by and between the Company, as borrower, Shadow Tree Capital Management, LLC, as agent (“Agent”), and each of Shadow Tree Funding Vehicle A—Hydrocarb LLC (“Shadow Tree”) and Quintium Private Opportunities Fund, LP (“Quintium” and together with Shadow Tree, the “Lenders”), as lenders (the “First Amendment”), which amended that certain June 10, 2015 Amended and Restated Credit Agreement by and between the Company, the Agent and the Lenders previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2015 (the “Credit Agreement”); and (ii) a Second Amendment to Stock Grant Agreement, by and between the Company and the Lenders (the “Stock Agreement”).

The First Amendment amended the Credit Agreement to extend the maturity date of the amount due thereunder (the “Loans”), which totaled $5.02 million as of the date of the parties entry into the agreement, from November 30, 2015 to May 31, 2016; provided for the payment to the Lenders by the Company of an exit fee upon repayment of the Loans of 8% of any amounts repaid prior to March 31, 2016 and 10% of any amounts repaid after March 31, 2016; provided for the future release by the Lenders of the pledge of shares of Hydrocarb Namibia Energy Corporation (Pty) Limited, the Company’s wholly-owned Namibia subsidiary, in connection with a subordinated debt financing by the Company in an amount of not less than $4 million, or not less than $2 million in the event that at least 40% of the proceeds from such funding go to repay amounts owed under the Loans, together with the approval of a lien on such shares in connection with a subordinated funding meeting the requirements above and the sale of such shares, in the event the proceeds of such sale go to the repayment of amounts owed under the Loans; and the Company agreed to provide 35% of any future subordinated debt financing to the Lenders to repayment amounts owed under the Loans. Additionally, the parties agreed that an event of default under the Credit Agreement would be triggered in the event the Company failed to repay at least $2 million of the Loans before March 31, 2016; in the event the close-of-trading price of West Texas Intermediate Crude Oil (“WTI”) closes below $35 per barrel for a period of ten consecutive trading days, provided that at the end of such ten day period the outstanding principal amount of the Loans exceeds $2,021,086, or WTI closes below $30 per barrel for a period of ten consecutive trading days regardless of the amount then outstanding under the Loans.

The Stock Agreement provided for the issuance to the Lenders of 100,000 restricted shares of the Company’s common stock in consideration for agreeing to the terms of the First Amendment.

******

The descriptions of the First Amendment and Stock Agreement are not complete and are qualified in their entirety by the First Amendment and Stock Agreement, filed herewith as Exhibits 10.1 and 10.2, respectively, the terms of which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, we agreed to issue the Lenders 100,000 shares of restricted common stock pursuant to the terms of the First Amendment and Stock Agreement. We believe that the issuance was exempt from registration pursuant to (a) Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”); and/or (b) Rule 506 of the Securities Act, and the regulations promulgated thereunder. With respect to the transaction described above, no general solicitation was made either by us or by any person acting on our behalf. The transaction was privately negotiated, and did not involve any kind of public solicitation. The securities issued are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The Lenders are “accredited investors”.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1*
First Amendment to Amended and Restated Credit Agreement dated and effective November 30, 2015, by and between Hydrocarb Energy Corporation, Shadow Tree Capital Management, LLC, as agent, and each of Shadow Tree Funding Vehicle A—Hydrocarb LLC and Quintium Private Opportunities Fund, LP, as lenders

10.2*
Second Amendment to Stock Grant Agreement dated and effective November 30, 2015, by and between Hydrocarb Energy Corporation and Shadow Tree Funding Vehicle A—Hydrocarb LLC and Quintium Private Opportunities Fund, LP

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 3, 2015	Hydrocarb Energy Corporation

/s/ Kent P. Watts
Kent P. Watts
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*
First Amendment to Amended and Restated Credit Agreement dated and effective November 30, 2015, by and between Hydrocarb Energy Corporation, Shadow Tree Capital Management, LLC, as agent, and each of Shadow Tree Funding Vehicle A—Hydrocarb LLC and Quintium Private Opportunities Fund, LP, as lenders

10.2*
Second Amendment to Stock Grant Agreement dated and effective November 30, 2015, by and between Hydrocarb Energy Corporation and Shadow Tree Funding Vehicle A—Hydrocarb LLC and Quintium Private Opportunities Fund, LP

* Filed herewith.